Exhibit 99.1

Iconix Reports Financial Results For The First Quarter 2019

NEW YORK, May 14, 2019 /Globe Newswire/ --

•	Total revenue of $35.9 million, a 26% decline from prior quarter. Mens segment revenue up 10% from the prior year.
•	Signed 65 license deals year to date, representing $40 million of aggregate guaranteed minimum royalties.

Iconix Brand Group, Inc. (Nasdaq: ICON) ("Iconix" or the "Company") today reported financial results for the first quarter ended March 31, 2019.

Bob Galvin, CEO commented, “Results for the first quarter of 2019 were as expected, as we continue to stabilize the business and our operational cost structure. We also continue to build the pipeline of our future business, as we have signed 65 deals year to date for aggregate guaranteed minimum royalties of approximately $40 million.”

First Quarter 2019 Financial Results

GAAP Revenue by Segment	Three months ended March 31,
($, 000's)	2019	2018	% Change

Womens	8,367	16,598	-50%
Mens	10,935	9,945	10%
Home	3,490	6,512	-46%
International	13,150	15,493	-15%
Total Revenue	35,942	48,548	-26%

For the first quarter of 2019, total revenue was $35.9 million, a 26% decline, compared to $48.5 million in the prior year quarter. Such decline was expected, principally as a result of the transition of our Danskin and Mossimo direct to retail licenses in our Womens segment, as previously announced. Our revenue for the first quarter of 2019 was also impacted by the effect of the Sears bankruptcy on our Joe Boxer and Bongo brands in Womens and the Cannon brand in Home. Our Mens segment revenue increased 10% in the first quarter of 2019, compared to the prior year quarter primarily from the Starter and Buffalo brands. Our International segment declined 15% in the first quarter of 2019 primarily as a result of performance of our Diamond Icon joint venture, which was higher in the prior year due to sales leading up to the World Cup.

SG&A Expenses:

Total SG&A expenses in the first quarter of 2019 were $18.1 million, a 46% decrease compared to $33.6 million in the first quarter of 2018. Most of the decline for the quarter was a decrease in compensation, advertising and professional expenses. The decrease in compensation was part of the Company’s continued efforts to reduce costs. Additionally, expenses for the first quarter of 2018 included $5.4 million in costs associated with a debt refinancing.

Operating Income and Adjusted EBITDA (1):

Adjusted EBITDA is a non-GAAP metric, and a reconciliation table is included below.

Operating income for the first quarter of 2019 was $18.4 million, as compared to operating income of $15.5 million in the first quarter of 2018.  Adjusted EBITDA in the first quarter of 2019 was $18.4 million which represents operating income of $18.4 million excluding net charges of less than $0.1 million. Adjusted EBITDA in the first quarter of 2018 was $22.5 million which represents operating income of $15.5 million excluding net charges of $6.9 million. The change period over period in Adjusted EBITDA is primarily as a result of the change in revenue as outlined above. Refer to footnote 1 below for a full detailed reconciliation of operating income to Adjusted EBITDA.

Adjusted EBITDA by Segment (1)	Three months ended March 31,
($, 000's)	2019	2018	% Change

Womens	7,627	14,539	-48%
Mens	4,067	3,426	19%
Home	3,007	5,750	-48%
International	7,993	5,901	35%
Corporate	(4,252)	(7,147)	41%
Adjusted EBITDA	18,442	22,469	-18%

Interest Expense and Other Income:

Interest expense in both the first quarter of 2019 and the first quarter of 2018 was $14.5 million. In the first quarter of 2019, the Company recognized a $20.0 million gain as compared to a $24.3 million gain in the first quarter of 2018. These gains result from the Company's accounting for the 5.75% Convertible Notes, which requires recording the fair value of this debt at the end of each period with any change from the prior period accounted for as other income or loss in the respective period's income statement.

Provision for Income Taxes:

The effective income tax rate for the first quarter of 2019 is approximately 8.5%, which resulted in a $2.0 million income tax provision, as compared to an effective income tax rate of 5.1% in the prior year quarter, which resulted in a $1.7 million income tax provision.  The increase in the effective income tax rate resulted from a decrease in pretax income resulting from mark to market adjustments for the Current Quarter, for which there is no tax expense. The Company’s tax expense and effective tax rate is also impacted by taxes based on sources other than pretax income which remained consistent with the prior year.

GAAP Net Income and GAAP Diluted EPS:

GAAP net income attributable to Iconix for the first quarter of 2019 reflects income of $17.9 million, compared to income of $27.8 million for the first quarter of 2018. GAAP diluted EPS for the first quarter of 2019 reflects a loss of $0.01, compared to income of $1.09 for the first quarter of 2018.

Adjusted EBITDA (1):

Adjusted EBITDA for the first quarter of 2019 was $18.4 million, compared to $22.5 million for the first quarter of 2018.

Adjusted EBITDA: (1)
($, 000's)

	Three Months Ended March 31,
	2019	2018	% Change

GAAP Operating Income	18,398	15,534	18%

Add:
stock-based compensation expense	140	1,019
depreciation and amortization	492	654
costs associated with debt financings	-	5,439
special charges	2,780	2,706
non-controlling interest	(3,361)	(2,857)
non-controlling interest related to D&A	(7)	(26)
	44	6,935

Adjusted EBITDA	18,442	22,469	-18%

Balance Sheet and Liquidity:

($, 000's)	March 31, 2019	December 31, 2018
Cash Summary:
Unrestricted Domestic Cash (wholly owned)	33,424	45,936
Unrestricted Domestic Cash (in consolidated JV's)	9,116	8,460
Unrestricted International Cash	13,408	12,213
Restricted Cash	13,490	16,026

Total Cash	$69,438	$82,635

Debt Summary:
Senior Secured Notes due January 2043*	358,079	365,481
5.75% Convertible Notes due August 2023	105,745	109,715
Variable Funding Note due January 2043	100,000	100,000
2017 Senior Secured Term Loan due August 2022	188,457	189,421

Total Debt (Face Value)	$752,281	$764,617

*- The Company’s Senior Secured Notes include a test that measures the amount of principal and interest required to be paid on the debt to the approximate cash flow available to pay such principal and interest; the test is referred to as the debt service coverage ratio (“DSCR”). As a result of a decline in royalty collections during the twelve months ended March 31, 2019, the DSCR fell below 1.10x as of March 31, 2019. Beginning April 1, 2019, the Senior Secured Notes are in a Rapid Amortization Event pursuant to the Securitization Notes Indenture. In rapid amortization, the residual will immediately be used to pay down the principal. Iconix will continue to receive its management fee from the Securitization Notes and the Company does not believe the loss of our residual, if any, will have a significant impact on our operations.

The Company currently projects compliance with its financial covenants under its senior secured term loan and the interest only DSCR under the Securitization indenture for 2019.

Conference Call

The Company will host a conference call today at 10:00 AM ET. The call can be accessed on the Company's website at www.iconixbrand.com or by telephone at 844-286-1555 or 270-823-1180 (conference ID: 8556614). A written transcript will be posted online as soon as available.

About Iconix Brand Group, Inc.

Iconix Brand Group, Inc. owns, licenses and markets a portfolio of consumer brands including: CANDIE'S ®, BONGO ®, JOE BOXER ®, RAMPAGE ®, MUDD ®, MOSSIMO ®, LONDON FOG ®, OCEAN PACIFIC ®, DANSKIN ®, ROCAWEAR ®, CANNON ®, ROYAL VELVET ®, FIELDCREST ®, CHARISMA ®, STARTER ®, WAVERLY ®, ZOO YORK ®, UMBRO ®, LEE COOPER ®, ECKO UNLTD. ®, MARC ECKO ®, ARTFUL DODGER ®, and HYDRAULIC®. In addition, Iconix owns interests in the MATERIAL GIRL ®, ED HARDY ®, TRUTH OR DARE ®, MODERN AMUSEMENT ®, BUFFALO ® and PONY ® brands. The Company licenses its brands to a network of retailers and manufacturers. Through its in-house business development, merchandising, advertising and public relations departments, Iconix manages its brands to drive greater consumer awareness and brand loyalty.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements within the meaning of the federal securities laws. Such forward-looking statements include projections regarding the Company's beliefs and expectations about future performance and, in some cases, may be identified by words like "anticipate," "assume," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "future," "will," "seek" and similar terms or phrases. These statements are based on the Company's beliefs and assumptions, which in turn are based on information available as of the date of this press release. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement and could harm the Company's business, prospects, results of operations, liquidity and financial condition and cause its stock price to decline significantly. Many of these factors are beyond the Company's ability to control or predict. Important factors that could cause the Company's actual results to differ materially from those indicated in the forward-looking statements include, among others: the ability of the Company's licensees to maintain their license agreements or to produce and market products bearing the Company's brand names, the Company's ability to retain and negotiate favorable licenses, the Company's ability to meet its outstanding debt obligations and the events and risks referenced in the sections titled "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2018 and subsequent Quarterly Reports on Form 10-Q and in other documents filed or furnished with the Securities and Exchange Commission. Our forward-looking statements do not reflect the potential impact of any acquisitions, mergers, dispositions, business development transactions, joint ventures or investments we may enter into or make in the future. Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements are made only as of the date hereof and the Company undertakes no obligation to update or revise publicly any forward-looking statements, except as required by law.

Media contact:
John T. McClain
Executive Vice President and Chief Financial Officer
Iconix Brand Group, Inc.
jmcclain@iconixbrand.com
212-730-0030

Unaudited Consolidated Statement of Operations
($, 000's, except earnings per share data)
	Three Months Ended March 31,
	2019	2018	% Change

Licensing revenue	35,942	48,548	-26%

Selling, general and administrative expenses	18,094	33,599	-46%
Depreciation and amortization	492	654
Equity earnings on joint ventures	(1,042)	(96)
Gain on sale of trademarks	-	(1,143)

Operating income	18,398	15,534	18%

Other (income) expenses
Interest expense	14,504	14,549
Interest income	(72)	(122)
Other income, net	(19,935)	(26,132)
Gain on extinguishment of debt	-	(4,473)
Foreign currency translation loss (gain)	627	(551)
Other expenses - net	(4,876)	(16,729)	-71%

Income before income taxes	23,274	32,263	-28%

Provision for income taxes	1,968	1,650	19%

Net income	21,306	30,613	-30%

Less: Net income attributable to non-controlling interest	3,361	2,857	18%

Net income attributable to Iconix Brand Group, Inc.	17,945	27,756	-35%

Earnings (loss) per share:
Basic	2.12	4.28	-50%
Diluted	(0.01)	1.09	-101%

Weighted average number of common shares outstanding:
Basic	8,465	5,912	43%

Diluted	44,786	8,235	444%

Footnotes

(1) Adjusted EBITDA is a non-GAAP financial measure which represents operating income excluding stock-based compensation (benefit) expense, depreciation and amortization, costs associated with recent financings, special charges related to professional fees incurred as a result of the correspondence with the Staff of the SEC, the SEC and related SDNY investigations, internal investigations, the previously disclosed class action and derivative litigations, costs related to the transition of Iconix management, but including gains on sales of trademarks and non-controlling interest. The Company believes Adjusted EBITDA is a useful financial measure in evaluating its financial condition because it is more reflective of the Company's business purpose, operations and cash expenses. Uses of cash flows that are not reflected in Adjusted EBITDA include interest payments and debt principal repayments, which can be significant. As a result, Adjusted EBITDA should not be considered as a measure of our liquidity. Other companies that provide Adjusted EBITDA information may calculate EBITDA and Adjusted EBITDA differently than we do. The definition of Adjusted EBITDA may not be the same as the definitions used in any of our debt agreements.

Adjusted EBITDA Reconciliation for the Three Months Ended Mar 31 (1):

	GAAP Operating Income		Special Charges		Costs associated with debt financings		Depreciation & Amortization		Stock Compensation		Non-controlling Interest, net		Adjusted EBITDA
	2019	2018	2019	2018	2019	2018	2019	2018	2019	2018	2019	2018	2019	2018
Womens	7,627	14,628	-	-	-	-	-	-	-	28	-	(117)	7,627	14,539
Mens	7,546	5,874	-	-	-	-	13	53	-	-	(3,492)	(2,501)	4,067	3,426
Home	3,006	5,743	-	-	-	-	-	-	1	7	-	-	3,007	5,750
International	8,423	6,486	-	-	-	-	89	138	3	74	(522)	(797)	7,993	5,901
Corporate	(8,204)	(17,197)	2,780	2,706	-	5,439	390	463	136	910	646	532	(4,252)	(7,147)
Total Income	18,398	15,534	2,780	2,706	-	5,439	492	654	140	1,019	(3,368)	(2,883)	18,442	22,469